Hirsch International Corp. Signs Exclusive Distribution
                   Agreement with MHM Siebdruckmaschinen GmbH

               Largest Distributor of Embroidery Equipment in U.S.
             Synergistically Expands Product Line to Screen Printing


Hauppauge, NY - August 2, 2006 - Hirsch International Corp. (NASDAQ: HRSH), the leading provider of advanced embroidery systems and related support services in the United States, has entered into a ten year distribution agreement with MHM Siebdruckmaschinen GmbH for exclusive distribution and support of MHM screen printing equipment throughout North America.

"We are very excited about our strategic partnership with MHM. MHM offers us a great opportunity to strengthen our current leadership position in the apparel adornment marketplace by offering our existing customers an innovative and highly productive line of equipment that perfectly compliments our existing Tajima embroidery equipment," said Paul Gallagher, President and Chief Executive Officer of Hirsch. "Further, our arrangement makes available an avenue of growth within a completely new customer base, allowing Hirsch the opportunity to continue building value for our shareholders."

As a result of the agreement, MHM's extensive product line will now be marketed under the name "MHM North America by Hirsch".

About MHM
MHM, located in Erl, Austria, has been a world-wide leader in the screen printing industry for over 25 years with over 30 partners throughout Europe, Asia, Africa, and South and Central America. MHM places great emphasis on its continual research and development with constant innovation focused on improved productivity, reliability, and ease of use.

About Hirsch
Hirsch is the leading supplier of electronic computer-controlled embroidery machinery, and related products and services in the United States. The Company offers single and multi-head embroidery machines; proprietary application software; embroidery parts, supplies and accessories; and technical service and support. Hirsch's customers include contract embroiderers, manufacturers of apparel and fashion accessories, retail stores, and embroidery entrepreneurs. The Company is the country's leading single source provider of Tajima embroidery systems, marketing under the name "Tajima USA Sales & Support by Hirsch".


Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption "Risk Factors" in the Company's Form 10-K for fiscal 2006, which is discussion is incorporated herein by reference.




Contacts:
Hirsch International Corp.
Investor Relations
631-701-2345

The Investor Relations Group
Kevin Murphy / Adam Holdsworth
212-825-3210
kmurphy@investorrelationsgroup.com
aholdsworth@investorrelationsgroup.com